EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports Second Quarter Net Income of $410,000

on POPS Revenue Increase of 11.1%; Legal Expense of $849,000

MINNEAPOLIS – July 23, 2008 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $7,578,000 for the second quarter ended June 30, 2008, an increase of 8.7%, compared to net sales of $6,969,000 for the second quarter of 2007. The net income for the second quarter of 2008 was $410,000 or $0.03 per basic and diluted share, compared to $1,198,000, or $0.08 per basic share ($0.07 per fully diluted share), for the second quarter of 2007. Insignia Point-of-Purchase Services® (POPS) revenue for the second quarter of 2008 was $6,883,000, an increase of 11.1%, compared to the second quarter 2007 POPS revenue of $6,193,000.

For the six months ended June 30, 2008, net sales were $14,141,000, an increase of 8.5%, compared to net sales of $13,034,000 for the six months ended June 30, 2007. The net income for the first half of 2008 was $170,000 or $0.01 per basic and diluted share, compared to $1,625,000, or $0.11 per basic share ($0.10 per fully diluted share) for the same period of 2007. Insignia POPS revenue for the first six months of 2008 was $12,831,000, an increase of 11.0%, compared to the first six months of 2007 POPS revenue of $11,563,000.

CEO Scott Drill commented, “We are pleased that we were able to return to profitability in the quarter despite legal expense of $849,000. Sales momentum is continuing in the current quarter in that we have POPS customer orders of approximately $7,150,000 with six weeks of selling time left. The third quarter will be our all time record POPS revenue quarter. Activity on the retail side of the business was high as we signed new agreements with A & J Seabra, Affiliated Foods Southwest, Associated Grocers of New England, Associated Grocers of Maine, Foodmaster, Garden Fresh Market, Hollywood and Laurel Grocery. These agreements potentially give us access to over 1,000 new stores. The relationship with Valassis continues to go well as the collaboration is effective on both the CPG and retail sides of the business.”

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

July 23, 2008	Insignia Systems, Inc. Reports Second Quarter Results	Page 2

Drill continued, “On the legal front, it has been extremely busy the past few months. Document production is essentially complete and numerous depositions have been taken. We remain optimistic about our case, which is scheduled to be trial ready by March 20, 2009.

Finally, our cash position on June 30, 2008 was $7,114,000, up from $6,674,000 on March 31, 2008.”

Conference Call

The Company will host a conference call today, July 23, at 4:00 p.m. Central Time. To access the live call, dial toll-free 877-723-9520 or toll 719-325-4792. The conference code is 4236817. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call for 10 days. To access the replay, dial toll-free 888-203-1112 or toll 719-457-0820 and reference the passcode 4236817.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 9,500 chain retail supermarkets and drug stores, including A&P, Kroger and Safeway. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Reckitt Benckiser, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2007 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

July 23, 2008	Insignia Systems, Inc. Reports Second Quarter Results	Page 3

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net Sales	$7,578,000	$6,969,000	$14,141,000	$13,034,000
Cost of Sales	3,284,000	2,809,000	6,313,000	5,516,000
Gross Profit	4,294,000	4,160,000	7,828,000	7,518,000
Operating Expenses:
Selling	1,669,000	1,426,000	3,317,000	2,895,000
Marketing	399,000	362,000	760,000	695,000
General & Administrative	1,643,000	1,195,000	3,465,000	2,324,000

Operating Income	583,000	1,177,000	286,000	1,604,000
Other Income, net	34,000	27,000	91,000	37,000

Income Before Taxes	617,000	1,204,000	377,000	1,641,000
Income Tax Expense	207,000	6,000	207,000	16,000

Net Income	$410,000	$1,198,000	$170,000	$1,625,000

Net Income per Share
Basic	$0.03	$0.08	$0.01	$0.11
Diluted	$0.03	$0.07	$0.01	$0.10

Shares used in calculation of net income per share:
Basic	15,590,000	15,344,000	15,590,000	15,323,000
Diluted	16,000,000	16,139,000	16,055,000	16,080,000

SELECTED BALANCE SHEET DATA

	June 30, 2008	December 31, 2007
Cash and cash equivalents	$7,114,000	$7,393,000
Working capital	8,249,000	7,751,000
Total assets	15,968,000	13,340,000
Total liabilities	5,742,000	3,663,000
Shareholders’ equity	10,226,000	9,677,000

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com